                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/X/ Preliminary Proxy Statement
/ / Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Under Rule 14a-12


                                TODAY'S MAN, INC.
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


                                TODAY'S MAN, INC.
 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


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    5) Total fee paid:


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/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount Previously Paid:

    ---------------------------------------------------------------------------
    2) Form, Schedule or Registration Statement No.:

    ---------------------------------------------------------------------------
    3) Filing Party:

    ---------------------------------------------------------------------------
    4) Date Filed:

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

                                TODAY'S MAN, INC.
                                835 LANCER DRIVE
                          MOORESTOWN, NEW JERSEY 08057

               ---------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JULY 20, 2000
               ---------------------------------------------------

To the Shareholders of Today's Man, Inc.:

         The 2000 Annual Meeting of Shareholders of Today's Man, Inc. will be held on July 20, 2000 at 10:00 a.m., prevailing time, at the offices of the Company, 835 Lancer Drive, Moorestown, New Jersey, for the purpose of considering and acting upon the following:

         1. To elect two Class III directors to hold office for a term of four years and until their respective successors are duly elected and qualified, as more fully described in the accompanying Proxy Statement;

         2. To approve an amendment to the Company's Amended and Restated Articles of Incorporation which would effect a reverse stock split in which one new share of Common Stock would be exchanged for every four shares of Common Stock currently issued and outstanding (the "Reverse Stock Split"), all as more fully described in the accompanying Proxy Statement; and

         3. To transact such other business as may properly come before the Annual Meeting.

         Only shareholders of record at the close of business on May 23, 2000, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

         If the Annual Meeting is adjourned for one or more periods aggregating at least 15 days because of the absence of a quorum, those shareholders entitled to vote who attend the reconvened Annual Meeting, if less than a quorum as determined under applicable law, shall nevertheless constitute a quorum for the purpose of acting upon any matter set forth in this Notice of Annual Meeting.

         YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE; NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                         By Order of the Board of Directors


                                         LARRY FELD
                                         Vice President and Secretary
Moorestown, New Jersey
June [   ], 2000

                                TODAY'S MAN, INC.
                                835 LANCER DRIVE
                          MOORESTOWN, NEW JERSEY 08057
                                 (609) 235-5656
                                ----------------

                                 PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                                -----------------

         The accompanying proxy is solicited by the Board of Directors of Today's Man, Inc. (the "Company") for use at the 2000 Annual Meeting of Shareholders (the "Meeting") to be held on July 20, 2000 at 10:00, prevailing time, at the offices of the Company, 835 Lancer Drive, Moorestown, New Jersey, and any adjournments or postponements thereof. This Proxy Statement and accompanying proxy card are first being mailed to shareholders on or about June [ ], 2000.

         The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person or by telephone, telegraph or teletype by officers, directors or employees of the Company, without additional compensation. Upon request, the Company will pay the reasonable expenses incurred by record holders of the Company's Common Stock who are brokers, dealers, banks or voting trustees, or their nominees, for mailing proxy material and annual shareholder reports to the beneficial owners of the shares they hold of record.

         Only shareholders of record, as shown on the transfer books of the Company, at the close of business on May 23, 2000 (the "Record Date") are entitled to notice of, and to vote at, the Meeting. On the Record Date, there were 27,040,725 shares of Common Stock outstanding.

         Proxies in the form enclosed, if properly executed and received in time for voting, and not revoked, will be voted as directed on the proxies. If no directions to the contrary are indicated, the persons named in the enclosed proxy will vote all shares of Common Stock "for" the election of the nominees for director hereinafter named. Sending in a signed proxy will not affect a shareholder's right to attend the Meeting and vote in person since the proxy is revocable. Any shareholder who submits a proxy has the power to revoke it by, among other methods, giving written notice to the Secretary of the Company at any time before the proxy is voted.

         The presence, in person or represented by proxy, of the holders of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Meeting. All shares of the Company's Common Stock present in person or represented by proxy and entitled to vote at the Meeting, no matter how they are voted or whether they abstain from voting, will be counted in determining the presence of a quorum. If the Meeting is adjourned because of the absence of a quorum, those shareholders entitled to vote who attend the adjourned meeting, although constituting less than a quorum as provided herein, shall nevertheless constitute a quorum for the purpose of electing directors. If the Meeting is adjourned for one or more periods aggregating at least 15 days because of the absence of a quorum, those shareholders entitled to vote who attend the reconvened Meeting, if less than a quorum as determined under applicable law, shall nevertheless constitute a quorum for the purpose of acting upon any matter set forth in the Notice of Annual Meeting.

         Each share of Common Stock is entitled to one vote on each matter which may be brought before the Meeting. The election of directors will be determined by a plurality vote and the nominees receiving the most "for" votes will be elected. Approval of the Reverse Stock Split and any other proposal will require the affirmative vote of a majority of the shares cast on the proposal. Under the Pennsylvania Business Corporation Law, an abstention, withholding of authority to vote or broker non-vote will not have the same legal effect as an "against" vote and will not be counted in determining whether the proposal has received the required shareholder vote.

         As used in this Proxy Statement, "fiscal 1993," "fiscal 1994," "fiscal 1995," "fiscal 1996," "fiscal 1997," "fiscal 1998," "fiscal 1999" and "fiscal
2000" refer to the Company's fiscal years ended or ending January 29, 1994, January 28, 1995, February 3, 1996, February 1, 1997, January 31, 1998, January 30, 1999, January 29, 2000 and February 3, 2001, respectively.

                              ELECTION OF DIRECTORS

         The Company's Amended and Restated Articles of Incorporation provide that the Board of Directors shall consist of not less than four and not more than fifteen directors, with the exact number fixed by the Board of Directors. The Board has fixed the number of directors at seven.

         At the Meeting, shareholders will elect two Class III directors to serve for a term of four years and until their respective successors are elected and qualified. Unless directed otherwise, the persons named in the enclosed proxy intend to vote such proxy "for" the election of the listed nominees or, in the event of inability of one or both of the nominees to serve for any reason, for the election of such other person or persons as the Board of Directors may designate to fill such vacancy. The Board has no reason to believe that the nominees will not be candidates or will be unable to serve.

         The following table sets forth information, as of the Record Date, concerning the Company's directors and nominees for election to the Board of Directors. Messrs. Eli Katz and Bruce Weitz, the director nominees, were nominated by the Board of Directors and currently serve as directors. The nominees have consented to being named in the Proxy Statement and to serve if elected.

                                                                                              Director     Term
                  Name                   Age                       Position                     Since     Expires
  -------------------------------------  ---      ----------------------------------------     --------   -------
  David Feld.........................     52      Chairman of the Board, President and          1971        2001
                                                  Chief Executive Officer

  Larry Feld.........................     49      Vice President, Store Development,            1971        2003
                                                  Secretary and Director

  Neal J. Fox (1)(2).................     65      Director                                      2000        2001

  Verna K. Gibson (2)................     57      Director                                      1992        2003

  Eli Katz (1)(3)....................     28      Director                                      2000        2000

  Leonard Wasserman(2)...............     74      Director                                      1992        2002

  Bruce Weitz (1)(3).................     52      Director                                      2000        2000

-------------------------------
(1)      Member of the Audit Committee.
(2)      Member of the Compensation Committee.
(3)      Nominee for Director.

         The following information about the Company's directors and nominees for director is based, in part, upon information supplied by such persons.

         Mr. David Feld has been with the Company continuously since he founded it in 1971. He grew up in his family's retail business and opened the Company's first store in Philadelphia in 1971. Mr. David Feld has served as Chairman of the Board and Chief Executive Officer of the Company since its inception and, except for the period from March 1995 until July 1995, also has served as President of the Company. On February 2, 1996, Mr. Feld filed a voluntary petition to reorganize under Chapter 11 of the United States Bankruptcy Code. On August 13, 1997, the United States Bankruptcy Court for the District of New Jersey confirmed Mr. Feld's Chapter 11 Plan.

         Mr. Larry Feld has served as Vice President, Store Development since 1983 and as a Vice President, Secretary and Director of the Company since its inception in 1971. Messrs. David Feld and Larry Feld are brothers.

         Mr. Fox was appointed as a Director in May 2000 to fill a vacancy on the Board of Directors. Mr. Fox was the Chief Executive Officer of Sulka, a luxury menswear retailer based in New York City, from 1989 through 1999. From 1983 to 1988, Mr. Fox was employed by Garfinckel's, Raleigh's and Co. or its predecessor, most recently as Chairman and Chief Executive Officer. Prior to that, Mr. Fox was engaged in a retail and manufacturing consulting business from 1981 to 1983 and held senior management positions with I. Magnin (1976 to 1981), Bergdorf Goodman (1975 to 1976) and Neiman Marcus (1966 to 1975).

         Mrs. Gibson is a retail consultant. From 1985 to 1991, Mrs. Gibson was President and Chief Executive Officer of the Limited Stores Division of Limited Stores, Inc., which she joined as a trainee in 1971. From January 1991 through 1995, Ms. Gibson served as President of Outlook Consulting Int., Inc. and in

January 1999, she resumed the position of President of Outlook Consulting Int., Inc. From December 1994 to July 1996, Mrs. Gibson served as Chairman of the Board of Petrie Retail, Inc. Petrie Retail filed a voluntary petition to reorganize under Chapter 11 of the United States Bankruptcy Code in October 1995. From 1993 to fall 1999, Ms. Gibson was a partner of Retail Options, Inc., a New York based retail consulting firm. Mrs. Gibson is also a director of MothersWork, Inc. and Chicos FAS, Inc.

         Mr. Katz was appointed as a Director in May 2000 to fill a vacancy on the Board of Directors. Mr. Katz has been the Chief Executive Officer of Lanac.com, an online retailer of upscale home furnishings and jewelry, since 1999. Prior to that, he was employed by iBeauty.com (formerly Fragrance Counter.com, a subsidiary of Allou Health & Beauty Care), most recently as President and Chief Operating Officer. This company is an online retailer of prestige fragrances and cosmetics founded by Mr. Katz in 1995. From 1994 to 1995, Mr. Katz was employed by Allou Health & Beauty Care, a distributor of health and beauty products, as Director of Special Sales.

         Mr. Wasserman currently provides consulting services to the Company. Mr. Wasserman joined the Company in 1983 as a consultant to assist in strategic planning and marketing development and was appointed to the Office of the President in 1991 and a director in 1992. Mr. Wasserman was named Executive Vice President in 1995 and served in that position until his retirement in January 2000. Between 1982 and 1983, Mr. Wasserman was President and Chief Executive Officer of the Lionel Corporation and, prior thereto, was President of its Kiddie City Division for 11 years. Mr. Wasserman founded Kiddie City in 1957.

         Mr. Weitz was appointed as a Director in May 2000 to fill a vacancy on the Board of Directors. Mr. Weitz was the Chairman, President and Chief Executive Officer of Duane Reade Drugstores, located in New York City, from 1992 to 1996. From 1988 to 1992, he was President and Chief Operating Officer of Grossman's Inc., a Massachusetts based home improvement chain. Prior to that, he was employed by First National Supermarkets, a Connecticut based supermarket chain, most recently as President, Eastern Division.

Board of Directors, Committees and Attendance at Meetings

         The Board of Directors held seven meetings during fiscal 1999. Each director attended 75% or more of the meetings of the Board and committees of which they were members during fiscal 1999.

         The Board of Directors has appointed a Compensation Committee to review and make recommendations to the Board regarding compensation of executive officers. The Compensation Committee also administers the Company's Management Stock Option Plan. During fiscal 1999, the Compensation Committee held [ ] meeting.

         The Board of Directors also has appointed an Audit Committee to, among other things, review the Company's financial and accounting practices and policies and the scope and results of the Company's annual audit. The Audit Committee also recommends to the Board the selection of the Company's independent public auditors. The Audit Committee held [ ] meetings during fiscal 1999.

         The Board of Directors has not appointed a standing Nominating Committee. See "Shareholder Proposals" for information concerning the nomination of directors for election.

Director Compensation

         Each director of the Company who is not also an employee receives an annual fee of $5,000 and a fee of $1,000 for each meeting of the Board or any committee of the Board attended, plus reimbursement of expenses incurred in attending meetings. All directors, including non-employee directors, are entitled to receive options under the Management Stock Option Plan. In connection with their appointment to the Board in May 2000, the Company granted to each of Messrs. Fox, Katz and Weitz options to purchase 100,000 shares of common stock at an exercise price of $0.5625 per share.

Consulting Agreement with Leonard Wasserman

         On January 31, 2000, the Company entered into a consulting agreement with Leonard Wasserman, pursuant to which Mr. Wasserman retired as an employee of the Company and agreed to provide consulting services for a period of 21 months for a consulting fee of $21,642.67 per month.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

         The following table sets forth as of the Record Date certain information with respect to the beneficial ownership of the Common Stock (i) by each person who is known by the Company to be the beneficial owner of more than 5% of the Common Stock, (ii) by each director of the Company, (iii) by each executive officer of the Company named in the Summary Compensation Table and
(iv) by all directors and executive officers of the Company as a group. Except as otherwise indicated, the beneficial owners of the Common Stock listed below have sole investment and voting power with respect to such shares.


                                                                                          Shares
                                                                                   Beneficially Owned (1)
                                                                                   ----------------------
                                                                                     Number      Percent
                                                                                   ----------------------
        David Feld (2)..........................................                   10,533,090      35.9%
        Larry Feld (3) .........................................                      346,916       1.3
        Neal J. Fox (4).........................................                       20,000        *
        Verna K. Gibson (5).....................................                      392,500       1.5
        Frank E. Johnson (6)....................................                      189,633        *
        Eli Katz (4)............................................                       25,000        *
        Bernard J. Korman (7)...................................                    1,525,000       5.6
        David Mangini (8).......................................                       40,000        *
        Leonard Wasserman (9)...................................                      415,740       1.5
        Bruce Weitz (4).........................................                       20,000        *
        All directors and executive officers as a group (total
        of 10 persons) (10).....................................                   12,070,705       40.3


----------------------------
* Less than one percent.

(1) The securities "beneficially owned" by a person are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the Securities and Exchange Commission and, accordingly, include securities owned by or for the spouse, children or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power or has the right to acquire within 60 days after May 26,2000. The same shares may be beneficially owned by more than one person. Beneficial ownership may be disclaimed as to certain of the securities.

(2) Includes Warrants to purchase 2,074,789 shares and options to purchase 200,000 shares under the Management Stock Option Plan. Also includes 1,175 shares and Warrants to purchase 587 shares allocated to Mr. David Feld's account in the 401(k) Profit Sharing Plan and 210,000 shares currently held by Mr. Feld which are subject to an option purchase agreement held by Alex. Brown Incorporated. A total of 5,439,578 shares have been pledged by Mr. David Feld to secure certain personal loans. Excludes 124,100 shares and Warrants to purchase 62,050 shares held in trusts for the benefit of Mr. David Feld's children, as to which Mr. David Feld disclaims beneficial ownership. Mr. David Feld's address is c/o Today's Man, Inc., 835 Lancer Drive, Moorestown, New Jersey 08057.

(3) Includes Warrants to purchase 60,213 shares and options to purchase 80,000 shares under the Management Stock Option Plan. Also includes 1,197 shares and Warrants to purchase 598 shares allocated to his account in the 401(k) Profit Sharing Plan and includes 100 shares and Warrants to purchase 50 shares held by Mr. Larry Feld in trust for his son.

(4) Includes options to purchase 20,000 shares under the Management Stock Option Plan.

(5) Includes 87,500 shares and Warrants to purchase 25,000 shares held in an Individual Retirement Account for Ms. Gibson. Also includes options to purchase 80,000 shares under the Management Stock Option Plan.

(6) Includes Warrants to purchase 7,733 shares and options to purchase 160,000 shares under the Management Stock Option Plan. Also includes 2,199 shares and Warrants to purchase 735 shares allocated to his account in the 401(k) Profit Sharing Plan.

(7) Based on information contained in a Schedule 13D filed by Mr. Korman with the SEC on March 3, 1998 and information provided by the Company's transfer agent. Mr. Korman's address is c/o Philadelphia Health Care Trust, 22nd and Chestnut Streets, Philadelphia, PA 19103.

(8) Represents options to purchase 40,000 shares under the Management Stock Option Plan.

(9) Includes 31,878 shares which Mr. Wasserman has agreed to transfer to the Company as part of the forgiveness of certain debt owed to the Company. Also includes Warrants to purchase 39,950 shares. Also includes 2,131 shares and Warrants to purchase 609 shares allocated to his account in the 401(k) Profit Sharing Plan and 124,100 shares and Warrants to purchase 62,050 shares held in trusts for the benefit of Mr. David Feld's children for which trusts Mr. Wasserman is trustee. Excludes shares held in trusts for the benefit of Mr. Wasserman's children and grandchildren. Mr. Wasserman disclaims beneficial ownership as to all such trust shares.

(10) Includes in the aggregate, options to purchase 652,000 shares under the Management Stock Option Plan and Warrants to purchase 2,182,935 shares, held by all directors and executive officers as a group.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who beneficially own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by regulation of the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) forms they file.

         To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than ten-percent beneficial owners were complied with during fiscal 1999.

                             EXECUTIVE COMPENSATION

Compensation Committee Report

         The Company's executive officer compensation program is comprised of base salary, annual cash incentive compensation, long term incentive compensation in the form of stock options, and various benefits generally available to all full-time employees of the Company, including participation in group medical and life insurance plans and the 401(k) Plan. The Company seeks to be competitive with compensation programs offered by companies of a similar size within the retail industry based on formal and informal surveys conducted by the Company.

         Decisions with respect to the compensation of Mr. David Feld, the President and Chief Executive Officer, are made by the Compensation Committee. Decisions with respect to the compensation of all other executives officers are made by Mr. David Feld.

         Base Salary. Prior to the beginning of each fiscal year, financial and other goals are established for the Company. Each executive officer is responsible for accomplishing the goals pertaining to his area of responsibility. At the end of each fiscal year, a performance review takes place with each executive officer to measure performance against those objectives. Base salary decisions are made based on the results of the performance review as well as other considerations such as the executive officer's level of responsibility, years of service with the Company and professional background. In fiscal 1999, the salaries of Messrs. Johnson and Larry Feld salaries were increased in connection with annual performance reviews.

         Annual Incentive Compensation. The Annual Incentive Bonus Plan (the "Incentive Plan") is designed to promote the interest of the Company by providing meaningful incentive compensation to management and key professionals to drive performance. The plan is designed to provide incentive opportunities dependent upon the achievement of predetermined performance goals which are measured relative to earnings before interest, income taxes, depreciation and amortization ("EBITDA"). No payouts were made under this plan for fiscal 1999.

         Severance Plan. The Company adopted a Severance Plan to encourage the continued employment of its employees during the Company's bankruptcy proceeding. The provisions of the Severance Plan continued upon the Company's emergence from its bankruptcy proceedings. All employees are entitled to participate in the Severance Plan. In the event an employee's employment is terminated by the Company without "Cause," such employee will be entitled to a continuation of his or her base salary for a period of time based on the individual's position and, in some cases, length of service with the Company. "Cause" is defined as the willful and continued failure of the employee to perform his or her duties or the willful engaging by employee in illegal conduct or gross misconduct materially injurious to the Company. In addition, the employee is entitled to continued medical benefits during the severance period, subject to reduction or elimination in the event that the employee obtains medical benefits as a result of new employment. Under the Severance Plan, executive officers will be entitled to receive their base salary for from six to 18 months after termination of their employment without Cause, depending on their position, except that any compensation received by an executive officer who is a Vice President or above as a result of new employment obtained during the severance period will be set off against and reduce up to a maximum of one-half of the amount of severance payable to the former executive officer.

         Change in Control Plan. The Company adopted a Change in Control Plan for its executive officers and vice presidents which provides that, in the event their employment is terminated by such employee voluntarily for "good cause" or involuntarily without cause, they will be entitled to a lump sum cash payment consisting of their base salary through the date of termination, a proportionate bonus based upon the highest annual bonus, a pro rata retention bonus, if applicable, one or two times, depending on their position, the executive's base salary equal to or greater than the highest base salary paid to the executive by the Company during the previous year and unpaid deferred compensation and vacation pay. In addition, the executive is entitled to continued employee welfare benefits for one or two years, depending upon their position. There is no obligation under the part of the executive to mitigate damages. Good reason means: the diminution of responsibilities, assignment to inappropriate duties, adjustments to compensation or benefits provisions such that (a) the monthly base salary is less than the highest monthly base salary paid to the executive by the Company during the previous year, (b) annual incentive bonus opportunities which are substantially similar to those which were available prior to the change of control, (c) any earned retention bonus which is not paid according to the award schedule or (d) savings, welfare benefits, fringe benefits or retirement plan participation which is not substantially similar to that which was in effect prior to the change of control, transfer more than 50 miles, a purported termination of the Agreement by the Company other than in accordance with the Agreement, or failure of the Company to require any successor to the Company to comply with the Agreement. Determination by the executive of "good reason" shall be conclusive if made in good faith.

         Stock Options. The Company uses the Management Stock Option Plan (the "Management Plan") as additional incentive plan for officers, key employees and directors. The purpose of the Management Plan is to attract and retain officers, key employees and directors and to provide additional incentive to them by encouraging them to invest in the Common Stock and acquire an increased personal interest in the Company's business. The Management Plan replaced the Company's Employee Stock Option Plan, Director Stock Option Plan and 1995 Non-Employee Director Stock Option Plan (the "Prior Plans"). All options outstanding under the Prior Plans were automatically terminated upon confirmation of the Company's Plan of Reorganization.

         The Management Plan authorizes the Compensation Committee to award stock options to officers, key employees and directors. Stock option grants are determined by the Compensation Committee based upon recommendations of senior management and are made at a level calculated to be competitive within the retail industry. In general under the Management Plan, options are granted with an exercise price equal to the fair market value of the Common Stock on the date of the grant and are exercisable according to a vesting schedule determined by the Compensation Committee at the time of grant. No options were granted by the Committee under the Management Plan during fiscal 1999 to the directors or executive officers of the Company named in the Summary Compensation Table except to Mr. David Mangini in connection with his hiring in August 1999.

         Determination of Compensation of Chief Executive Officer. Mr. David Feld's base salary for fiscal 1999 was not increased from his fiscal 1998 base salary of $190,000.

         Policy with respect to Section 162(m) of the Internal Revenue Code. Generally, Section 162(m) of the Internal Revenue Code of 1986, and the regulations promulgated thereunder (collectively, "Section 162(m)"), denies a deduction to any publicly held corporation, such as the Company, for certain compensation exceeding $1,000,000 paid during a taxable year to the chief executive officer and the four other highest paid executive officers, excluding, among other things, certain performance-based compensation. The Compensation Committee continually evaluates to what extent Section 162(m) will apply to its compensation programs.

         Members of the Compensation Committee during fiscal 1999: Ira Brind, Chairman, and Verna K. Gibson. Mr. Brind resigned from the Board in January 2000.

Summary Compensation Table

         The following table sets forth certain information regarding the compensation paid to the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company for services rendered in all capacities for fiscal 1999, fiscal 1998 and fiscal 1997.

                                                                                 Long-Term
                                     Annual Compensation                       Compensation
                                     --------------------                       ------------
                                                                                 Securities
          Name and           Fiscal                             Other Annual     Underlying         All Other
     Principal Position       Year   Salary      Bonus (1)      Compensation       Options       Compensation (2)
---------------------------  ------  ------      ---------      ------------     -----------     ----------------
David Feld                    1999   $190,000         $--             $--              --               $3,298
President and                 1998    190,000          --              --              --                3,649
Chief Executive Officer       1997    190,000      98,438              --         250,000                3,800

Larry Feld                    1999    189,615          --              --              --                4,126
Vice President,               1998    172,308          --              --              --                  712
Store Development             1997    165,000      62,642              --         100,000                  714

Frank E. Johnson              1999    251,923          --              --              --                4,005
Executive Vice                1998    218,462          --              --              --                3,662
President and Chief           1997    194,615      97,401              --         200,000                3,800
Financial Officer

David Mangini (3)             1999    207,692          --              --         200,000                   --
Executive Vice President      1998         --          --              --              --                   --
and Chief Merchandising       1997         --          --              --              --                   --
Officer

Leonard Wasserman (4)         1999    250,000          --              --              --                4,000
Executive Vice President,     1998    250,000          --              --              --                3,514
Operations                    1997    250,000     119,713              --         200,000                3,800

----------------------
(1) Represents bonuses earned under the Retention Bonus Plan and Incentive Plan. Bonuses earned under the Incentive Plan were paid in the following fiscal year.
(2) Represents the Company's matching contribution under the 401(k) Profit Sharing Plan.
(3)  Mr. Mangini joined the Company in July 1999.
(4)  Mr. Wasserman retired in January 2000.

Option Grants in Last Fiscal Year

         The following table sets forth certain information concerning stock options granted under the Management Stock Option Plan during fiscal 1999 to the executive officers of the Company named in the Summary Compensation Table:

                                                                                           Potential Realized Value
                                                                                               at Assumed Annual
                                                                                             Rates of Stock Price
                                                                                               Appreciation For
                                                     Individual Grants                         Option Term (1)
                                  -------------------------------------------------------- -------------------------
                                                 Percent of Total
                                      Number of       Options
                                     Securities      Granted to
                                     Underlying      Employees      Exercise    Expiration
              Name                Options Granted  In Fiscal Year     Price        Date          5%         10%
--------------------------------- ---------------  --------------   ---------   ----------      -----      -----
David Feld.......................        --              --             --            --          --         --

Larry Feld.......................        --              --             --            --          --         --

Frank E. Johnson.................        --              --             --            --          --         --

David Mangini....................     200,000            55%         $ 2.38        8/18/09        $0         $0

Leonard Wasserman................        --              --             --            --          --         --

----------------------------
(1) Shows the difference between the market value of the Common Stock for which the option may be exercised, assuming that the market value of the Common Stock appreciates in value from the date of grant to the end of the ten-year option term at annualized rates of 5% and 10%, respectively, less the exercise price of the option. The rates of appreciation used in this table are prescribed by regulations of the Securities and Exchange Commission and are not intended to forecast future appreciation of the market value of the Common Stock.

Aggregated Option Exercises in Last Year and Fiscal Year-End Option Values

      The following table sets forth certain information concerning the number and value of unexercised options held at the end of fiscal 1999 by the executive officers of the Company named in the Summary Compensation Table.

                                                               Number of Securities          Value of Unexercised
                                  Shares                      Underlying Unexercised       In-the-Money Options at
                                Acquired on      Value      Options at Fiscal Year-End         Fiscal Year-End
             Name                Exercise     Realized(1)   Exercisable/Unexercisable     Exercisable/Unexercisable (2)
 -----------------------------  -----------   -----------   ---------------------------   -----------------------------
 David Feld...................      --            --              200,000/50,000                    $0/$0

 Larry Feld...................      --            --              80,000/20,000                      0/0

 Frank E. Johnson.............      --            --              160,000/40,000                     0/0

 David Mangini................      --            --              40,000/160,000                     0/0

 Leonard Wasserman (3)........      --            --              160,000/40,000                     0/0

--------------------------
(1)   No options were exercised by the named executive officers in fiscal 1999.

(2) The last sale price of the Common Stock on January 29, 2000, the last trading day in fiscal 1999, as reported on the Nasdaq National Market System, was $0.65625 per share. All of the options in the above table have an exercise price of $2.38 per share.

(3) Mr. Wasserman retired in January 2000 and his options subsequently expired.

Management Stock Option Plan

         The Company's Management Stock Option Plan ("Management Plan") was adopted by the Board in July 1997 and approved by the Bankruptcy Court on December 12, 1997. The purpose of the Management Plan is to attract and retain officers, key employees and directors and to provide additional incentive to them by encouraging them to invest in the Common Stock and acquire an increased personal interest in the Company's business. The Management Plan replaced the Company's Employee Stock Option Plan, Director Stock Option Plan and 1995 Non-Employee Director Stock Option Plan (the "Prior Plans"). All of the options which were outstanding under the Prior Plans terminated automatically upon the confirmation of the Company's Plan of Reorganization. Payment of the exercise price for options granted under the Management Plan may be made in cash, shares of Common Stock or a combination of both. Options granted pursuant to the Management Plan may not be exercised more than ten years from the date of grant.

         All officers, key employees and directors of the Company or any of its current or future parents or subsidiaries are eligible to receive options under the Management Plan. No individual may receive options under the Management Plan for more than 25% of the total number of Shares of Common Stock authorized for issuance under the Management Plan.

         The Management Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee selects the optionees and determines the nature of the option granted, the number of shares subject to each option, the option vesting schedule and other terms and conditions of each option. The Board of Directors may modify, amend, suspend or terminate the Management Plan, provided that such action may not affect outstanding options.

         Options to purchase an aggregate of 2,450,000 shares of Common Stock may be granted pursuant to the Management Plan (subject to appropriate adjustments to reflect changes in the capitalization of the Company). Options granted under the Management Plan may be incentive stock options ("Incentive Options") intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended, or options not intended to so qualify ("Non-Qualified Options"). The option price for Incentive Options issued under the Management Plan must be equal at least to the fair market value of the Common Stock on the date of the grant of the option, provided, however, that if an Incentive Option is granted to an individual who, at the time the option is granted, is deemed to own more than 10 percent of the total combined voting power of all classes of stock of the Company (a "10% Shareholder"), the option price will be at least 110 percent of the fair market value on the date of grant. The option price for Non-Qualified Options issued under the Management Plan may, in the sole discretion of the Committee, be less than the fair market value of the Common Stock on the date of the grant of the option. The fair market value of the Common Stock on any date shall be determined by the Committee in accordance with the Management Plan and generally shall be the last reported sale price of the Common Stock on the Nasdaq National Market on such date, or if no sale took place on such day, the last such date on which a sale took place.

         All unexercised options terminate three months following the date an optionee ceases to be employed by the Company or any parent or subsidiary of the Company, other than by reason of disability or death (but not later than the expiration date), whether or not such termination is voluntary, except that if an optionee is terminated for cause, all unexercised options will terminate immediately. Any option held by an employee who dies or who ceases to be employed because of disability must be exercised by the employee or his representative within one year after the employee dies or ceases to be an employee (but not later than the expiration date). Options are not transferable except in the event of death to the decedent's estate. No options may be granted under the Management Plan after July 30, 2007.

Certain Relationships and Related Transactions

Certain Transactions

         Executive Equity Plan Loans. The Company made loans to the former participants of the Company's Executive Equity Plan to permit them to pay their federal and state income tax resulting from the termination of that plan in 1992 and the conversion of the participant's interests in the plan into shares of Common Stock, including loans of $239,085 to Mr. Wasserman, $272,798 to Mr. Larry Feld and $30,112 to Mr. Johnson. These loans bear interest at 1% above the prime rate, were payable in a single payment of principal and interest on April 14, 1996 (plus a 30 day grace period), subject to prepayment if the shares are sold or the participant's employment with the Company terminates, and are secured by a pledge of a portion of the shares. The Company believes that the interest rate of these loans was comparable to the interest rate that participants could obtain from unaffiliated parties but that the repayment terms are more favorable. Certain of these loans, including Messrs. Larry Feld's and Johnson's loans, are past due. The Company currently is evaluating appropriate arrangements with the obligors of these loans. In connection with the retirement of Mr. Wasserman and his agreement to provide consulting services to the Company, in February 2000 the Company forgave principal and interest of $293,957.88 owed by Mr. Wasserman to the Company and Mr. Wasserman agreed to transfer to the Company 31,878 shares of common stock which had been pledged to the Company to secure such debt.

         Leases. The Company leases its executive offices, distribution center and certain adjoining land, located in Moorestown, New Jersey, and three of its superstores from Mr. David Feld. Set forth below is information with respect to those leases. Except as noted below, the Company pays an annual base rental and all operating expenses during the term of the lease, including property taxes and insurance. None of the leases have unexercised renewal options.

                                            Lease             Lease
                                         Commencement      Termination       Annual Base
               Location                      Date              Date           Rental (1)
 --------------------------------------  ------------      -----------       ------------
 Center City Philadelphia, PA..........      1980              2014         $ 364,997 (2)
 Deptford, NJ..........................      1985              2013           245,604 (3)
 Moorestown, NJ........................      1988              2009           739,200
 Langhorne, PA.........................      1988              2008           378,482 (3)

--------------

(1) Does not include taxes, insurance and other operating expenses payable by the Company.
(2) The Company intends to close this store in the third quarter of fiscal 2000.
(3) Increases annually based upon increases in the Consumer Price Index.

         The Company leases from Mr. David Feld a parcel of land adjacent to the Company's Montgomeryville store for use as a parking lot pursuant to a two year lease which expired in March 1994. The Company paid an annual base rental of $81,000 plus all operating expenses during the term of this lease. The Company continues to lease this parcel on a month-to-month basis pending the execution of a new lease.

         In fiscal 1999, the Company paid an aggregate of $1,817,300 to Mr. David Feld under all leases with him. The Company believes that the terms of each of the leases with Mr. David Feld are no less favorable to the Company than those generally available from unaffiliated third parties. The Company will not lease additional facilities to or from any officers, directors or affiliated parties without the approval of its non-employee directors.

Stock Performance Graph

         The following graph shows a comparison of the cumulative total return for the Company's Common Stock, the S&P 500 Index and the S&P Retail Specialty Index, assuming an investment of $100 in each on January 28, 1995, and, in the case of the Indexes, the reinvestment of all dividends. The data points used for the performance graph are listed below.
















--------------------------------------------------------------------------------------------------------
       Performance Graph Data Points        1/28/95   2/3/96   2/1/97    1/30/98    1/29/99   1/28/00
--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------
Today's Man, Inc. Common Stock                100        19        24         38        25          9
--------------------------------------------------------------------------------------------------------
NASDAQ Stock Market Index                     100       141       185        219       342        525
--------------------------------------------------------------------------------------------------------
NASDAQ Retail Trade Stock Index               100       113       139        162       198        165
--------------------------------------------------------------------------------------------------------

                                  PROPOSAL TWO
                    APPROVAL OF AN AMENDMENT TO THE COMPANY'S
                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                        TO EFFECT THE REVERSE STOCK SPLIT

Overview

         At the Annual Meeting, the shareholders will vote upon a proposal to approve and adopt an Amendment to the Company's Amended and Restated Articles of Incorporation. A copy of the Amendment is attached to this Proxy Statement as Exhibit "A" and is incorporated herein by reference. If approved, the Amendment would effect a 1-for-4 Reverse Stock Split in which each four shares of issued Common Stock of the Company, whether issued and outstanding or held in treasury, will be reclassified and changed into one share of new Common Stock of the Company effective at the close of business of the date on which the Amendment is filed with the Pennsylvania Corporation Bureau. Fractional shares resulting from the Reverse Stock Split will be settled in cash. By way of example, a shareholder owning 125 shares of Common Stock prior to the Reverse Stock Split would own 31 shares of Common Stock after the Reverse Stock Split and would receive a cash payment for the remaining fractional share. As a result of the Amendment, the outstanding Common Stock of the Company will be reduced from 27,040,725 shares outstanding to approximately 6,760,181 shares outstanding.

         The Board of Directors of the Company believes that the Amendment is advisable and in the best interests of the Company and its shareholders and unanimously recommends that the shareholders vote for approval of the Amendment.

         Shareholder approval of this proposal is required under Pennsylvania Law. Approval of the Amendment requires the affirmative vote of a majority of votes cast by the holders of outstanding shares of Common Stock. If the shareholders do not approve this proposal, then the Articles of Incorporation will remain the same, and the Reverse Stock Split will not be consummated.

Reasons for the Reverse Stock Split

         The primary reason for the Reverse Stock Split is to try to raise the market price of the Common Stock to satisfy the minimum bid price per share requirement of the Nasdaq National Market. To continue to be listed on the Nasdaq National Market, a company must, among other things, maintain a minimum bid price equal to or greater than $1.00 per share. Nasdaq granted the Company an exception from the minimum bid requirement until July 31, 2000 to permit the Company to seek shareholder approval of a reverse stock split to satisfy this requirement. The Board of Directors believes that the Reverse Stock Split will be effective to satisfy the minimum bid requirement.

         The Board of Directors of the Company also believes that the relatively low market price of the Common Stock may impair the acceptability of the Common Stock to institutional investors, professional investors and other members of the investing public. Therefore, the Board of Directors believes that by raising the market price of the Common Stock, the investment community will more favorably consider an investment in the Company.

         Because the broker's commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher priced stocks, the current share price of the Common Stock can result in individual shareholders paying transaction costs (commissions, markups or markdowns) which are a higher percentage of their total share value than would be the case if the share price was substantially higher. This factor is also believed to limit the willingness of institutions to purchase the Common Stock at its current relatively low market price. If approved, the Reverse Stock Split will result in some shareholders owning "odd-lots" of less than 100 shares of Common Stock. Brokerage commissions and other costs of transactions in odd-lots may be higher, particularly on a per-share basis, than the cost of transactions in lots of 100 shares or more.

         The Board of Directors believes that the decrease in the number of shares of Common Stock outstanding as a consequence of the proposed Reverse Stock Split and the resulting anticipated increased price level will encourage greater interest in the Common Stock by the financial community and the investing public and possibly promote greater liquidity for the Company's shareholders, although it is possible that such liquidity could be affected adversely by the reduced number of shares outstanding after the Reverse Stock Split. Although any increase in the market price of the new Common Stock resulting from the Reverse Stock Split may be proportionately less than the decrease in the number of shares outstanding, the proposed Reverse Stock Split could result in a market price for the shares that would be high enough to overcome the reluctance, policies and practices of brokerage firms and investors referred to above and to diminish the adverse impact of correspondingly higher trading commissions for the shares.

         There can be no assurance, however, that the foregoing hoped-for effects will occur following the Reverse Stock Split, that the Common Stock will continue to be listed on the Nasdaq National Market, that the market price of the new Common Stock immediately after implementation of the proposed Reverse Stock Split will be maintained for any period of time, that such market price will approximate four times the market price before the proposed Reverse Stock Split, or that such market price will exceed or remain in excess of the current market price.

         Approval of the Reverse Stock Split itself will not affect any shareholder's percentage ownership interest in the Company or proportional voting power, except for minor differences resulting from the cash settlement of fractional shares. The Reverse Stock Split should not reduce significantly the number of shareholders of the Company. The shares of Common Stock which will be issued upon approval of the Reverse Stock Split will be fully paid and non-assessable. The voting rights and other privileges of the holders of Common Stock will not be affected substantially by adoption of the Reverse Stock Split or the subsequent implementation thereof. If for any reason the Board of

Directors deems it advisable to do so, the Reverse Stock Split may be abandoned by the Board of Directors at any time before, during or after the Annual Meeting and prior to the Split Effective Date (as defined below), without further action by the shareholders of the Company.

Reverse Stock Split

         If the shareholders approve the Amendment, the Amendment will be filed with the Pennsylvania Corporation Bureau on such date as may be selected by the Company's Board of Directors but in no event later than July 31, 2000. The Reverse Stock Split will become effective at the close of business on the date of such filing (the "Split Effective Date"). On the Split Effective Date, shareholders of the Company who own four or more shares on such date will be deemed to own one new share for every four shares owned. No fractional shares of Common Stock will be issued. All fractional shares resulting from the Reverse Stock Split will be settled in cash based upon the average of the last sale price of the Common Stock, as reported on the Nasdaq National Market, during the 20 trading days ending on the Split Effective Date.. Therefore, shareholders who own less than four shares on the Split Effective Date will cease to have any equity interest whatsoever in the Company upon consummation of the Reverse Stock Split.

         Although the Company's Board of Directors believes that the Amendment is advisable, the Amendment may be abandoned by the Board of Directors at any time before, during or after the Annual Meeting and prior to the Split Effective Date, without further action by the shareholders of the Company.

         Shareholders of the Company do not have dissenters rights under Pennsylvania law or under the Company's Amended and Restated Certificate of Incorporation or Bylaws in connection with the adoption of the Amendment.

Federal Income Tax Consequences

         The following discussion summarizes the material U.S. federal income tax consequences of the Reverse Stock Split that will apply to holders of the Company's Common Stock who hold their Company Common Stock as capital assets. This discussion is based on certain representations by the Company and upon certain assumptions by the Company's counsel. In addition, this discussion is based on the current provisions of the Internal Revenue Code of 1986, referred to as the Code, existing and proposed Treasury Regulations and current administrative rulings and court decisions, all of which are subject to change. Any change, whether or not retroactive, could alter the tax consequences described below.

         Shareholders should be aware that this discussion does not deal with all U.S. federal income tax considerations that may be relevant to a particular shareholder of the Company in light of that shareholder's particular circumstances or to a shareholder who is subject to special rules, such as a shareholder who is a dealer in securities, who is subject to the alternative minimum tax provisions of the Code, who acquired shares in connection with a stock option or stock purchase plan or other compensatory transaction, or who holds the Company Common Stock as part of a hedging, straddle or other risk reduction strategy. In addition, the following discussion does not address the tax consequences of the arrangement under state, local or foreign tax laws.

         Each shareholder of the Company's Common Stock is urged to consult that shareholder's own tax adviser as to the specific consequences of the arrangement to the shareholder under applicable federal, state, local and foreign tax laws.

         It is intended that the Reverse Stock Split will constitute a reorganization with the meaning of Section 368(a)(1)(E) of the Code. If the Reverse Stock Split constitutes a reorganization, the Company will not recognize gain or loss.

         A shareholder who receives new shares pursuant to the Reverse Stock Split will not recognize any gain or loss as a result of the Reverse Stock Split. Such shareholder will have the same aggregate tax basis in the new shares as the shareholder had in the shares held before the exchange decreased by the amount of any tax basis allocable to the fractional shares of the Company's Common Stock for which cash is received. Such shareholder also will include in the holding period of the new shares the holding period of the shares exchanged.

         A shareholder who receives cash in lieu of fractional shares of the Company's Common Stock will be treated as having received such fractional shares and then as having received cash in redemption of such fractional shares of the Company's Common Stock. In general, the shareholder will recognize capital gain or loss equal to the difference between the amount of cash received and the shareholder's tax basis allocable to the fractional shares of the Company's Common Stock. Such gain or loss will be long-term if the shares have been held by the shareholder for more than one year.

         A shareholder who owns less than four shares of the Company Common Stock and, therefore, receives only cash pursuant to the Reverse Stock Split and who does not thereafter, actually or constructively, own any new shares will recognize a capital gain or loss. Such capital gain or loss will be equal to the difference between the cash received and the shareholder's basis for the shares surrendered. Such gain or loss will be long-term if the shares have been held by the shareholder for more than one year.

Exchange of Certificates; Fractional Share Interest; Escheat

         On the Split Effective Date, each certificate representing existing shares of Common Stock will automatically be deemed for all purposes to evidence ownership of the appropriate reduced number of new shares of Common Stock and/or the right to receive payment for the appropriate fractional new share interest without any action by the shareholder thereof. As soon as practicable after the Split Effective Date, shareholders will be notified and requested to surrender their certificates for their existing shares with instructions as to how to receive new certificates and/or payment for their fractional new share interest. No certificates should be surrendered until such notice is received. Certificates for existing shares will be exchanged for certificates representing new shares and any cash to which transmitting shareholders are entitled after the Reverse Stock Split. StockTrans, Inc. will act as the exchange agent for shareholders in effecting the exchange of their certificates and the payment for fractional new share interests.

         The Company presently expects to take no further action to solicit shareholders who are entitled to cash for fractional new share interests but who do not surrender their certificates after the mailing. No interest will accrue or be paid on such cash. Under state escheat laws, any cash for fractional new share interests not claimed by the shareholder entitled to such cash may escheat to, and be claimed by, various states.

Effect of Reverse Stock Split on Warrants and Options

         On the Split Effective Date, outstanding warrants to purchase the Company's Common Stock will be adjusted to give effect to the Reverse Stock Split by multiplying the number of shares issuable upon the exercise of outstanding Warrants by the fraction 1/4 (with fractions of .5 shares or more being rounded up to the next whole number of shares) and by multiplying the exercise price of outstanding Warrants by the whole number four. After giving effect to the Reverse Stock Split, the Company will have approximately 1,356,948 warrants outstanding, each of which will entitle the holder to purchase one share of Common Stock at an exercise price of $10.80 per share.

         Similarly, on the Split Effective Date, the Company's 1998 Management Plan and outstanding options to purchase the Company's Common Stock will be adjusted to give effect to the Reverse Stock Split by multiplying the number of shares authorized to be issued pursuant to the Management Plan and the number of shares to be issued upon the exercise of outstanding options by the fraction 1/4 (with fractions of .5 shares or more being rounded up to the next whole number of shares) and by multiplying the respective exercise price of outstanding options by the whole number four. After giving effect to the Reverse Stock Split, the Company will be authorized to issue approximately shares of Common Stock pursuant to the Management Plan and will have outstanding approximately options, each of which will entitle the holder to purchase one share of Common Stock at an exercise price ranging from $ to $ per share.

         The Board of Directors of the Company unanimously recommends that you vote "for" Proposal Two.

                              SHAREHOLDER PROPOSALS

         Under the Company's Bylaws, shareholder proposals with respect to the 2001 Annual Meeting of Shareholders, including nominations for directors, which have not been previously approved by the Board of Directors must be submitted to the Secretary of the Company not later than February [ ], 2000. Any such proposals must be in writing and sent either by personal delivery, nationally-recognized express mail or United States mail, postage prepaid to Today's Man, Inc., 835 Lancer Drive, Moorestown, NJ 08057, Attention: Secretary of the Company. Each nomination or proposal must include the information required by the Bylaws. All later or nonconforming nominations and proposals will be rejected.

         Shareholder proposals for the 2001 Annual Meeting of Shareholders must be submitted to the Company by February [ ], 2000 to receive consideration for inclusion in the Company's Proxy Statement relating to the 2001 Annual Meeting of Shareholders. Any such proposal must also comply with SEC proxy rules, including SEC Rule 14a-8.

         In addition, shareholders are notified that the deadline for providing the Company timely notice of any shareholder proposal to be submitted outside of the Rule 14a-8 process for consideration at the Company's 2001 Annual Meeting of Shareholders is February [ ], 2000. As to all such matters which the Company does not have notice on or prior to February [ ], 2000, discretionary authority shall be granted to the persons designated in the Company's proxy related to the 2001 Annual Meeting of Shareholders to vote on such proposal.

                           INDEPENDENT PUBLIC AUDITORS

         The Company's independent public auditors for fiscal 1999 was the firm of Ernst & Young LLP, Philadelphia, Pennsylvania. A representative of Ernst & Young LLP is expected to be present at the Meeting and to be available to respond to appropriate questions. The representative will have the opportunity to make a statement if he so desires.

                                  OTHER MATTERS

         The Company is not presently aware of any matters (other than procedural matters) which will be brought before the Meeting which are not reflected in the attached Notice of the Meeting. The enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the Meeting: (i) matters which the Company did not have notice on or prior to January 22, 2000 are to be presented at the Meeting;
(ii) approval of the minutes of a prior meeting of shareholders, if such approval does not amount to ratification of the action taken at the meeting;
(iii) the election of any person to any office for which a bona fide nominee named in this Proxy Statement is unable to serve or for good cause will not serve; (iv) any proposal omitted from this Proxy Statement and the form of proxy pursuant to Rules 14a-8 or 14a-9 under the Securities Exchange Act of 1934; and
(v) matters incident to the conduct of the Meeting. In connection with such matters, the persons named in the enclosed proxy will vote in accordance with their best judgment.

                   ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

         This Proxy Statement is accompanied by the Company's Annual Report to Shareholders for fiscal 1999.

         EACH PERSON SOLICITED HEREUNDER CAN OBTAIN A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR FISCAL 1999 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT CHARGE EXCEPT FOR EXHIBITS TO THE REPORT, BY SENDING A WRITTEN REQUEST TO:

                           TODAY'S MAN, INC.
                           835 LANCER DRIVE
                           MOORESTOWN, NJ   08057
                           ATTENTION: FRANK E. JOHNSON, EXECUTIVE VICE
                                      PRESIDENT AND CHIEF FINANCIAL OFFICER


                                        By Order of the Board of Directors



                                        LARRY FELD
                                        Vice President and Secretary

Moorestown, New Jersey
June [   ], 2000

                                    EXHIBIT A

                               Amendment No. 1 to
                AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
                                TODAY'S MAN, INC.


         This Amendment No. 1 to the Amended and Restated Articles of Incorporation of Today's Man, Inc., a Pennsylvania corporation (the "Corporation"), shall be effective as of the Split Effective Date (as defined below):

         1. The Amended and Restated Articles of Incorporation of the Corporation shall be amended by inserting a new Article 5.1 as set forth below:

         "5.  Reverse Stock Split.

              5.1 On the Split Effective Date (as defined below), the Corporation shall effect a one-for-four reverse stock split pursuant to which every four shares of the Corporation's Common Stock issued and outstanding or held in treasury will be automatically converted into one new share of Common Stock (the "Reverse Stock Split").

              5.2 Upon the approval of the shareholders of the Corporation, the Reverse Stock Split shall be effective as of the close of business on such date that the Amendment is filed with the Pennsylvania Corporation Bureau, as determined by the Corporation's Board of Directors, but in no event later than July 31, 2000 (the "Split Effective Date").

              5.3 The Corporation shall not issue fractional shares to the shareholders entitled to a fractional interest in a share of Common Stock issued pursuant to the Reverse Stock Split but shall pay instead to such shareholders, in lieu of such fractional interest, an amount in cash equal to the market value of such fractional interest based upon the average of the last sale price of the Common Stock, as reported on the Nasdaq National Market, during the 20 trading days ending on the Split Effective Date.

              5.4 On the Split Effective Date, each certificate representing existing shares of Common Stock will automatically be deemed for all purposes to evidence ownership of the appropriate reduced number of new shares of Common Stock and/or the right to receive payment for the appropriate fractional new share interest without any action by the shareholder thereof. As soon as practicable after the Split Effective Date, the Corporation or its agent shall notify shareholders and request the surrender of their certificates for their existing shares with instructions as to how to receive new certificates and/or payment for their fractional new share interest.

                  5.5 The shares of Common Stock issued pursuant to the Reverse Stock Split shall be identical to the shares of Common Stock they are exchanged for except for such Cusip number and other identifying marks that may be required by the Cusip Service Bureau or the Corporation's Transfer Agent."

         3. StockTrans, Inc., the Corporation's registrar and transfer agent, hereby is appointed Disbursing Agent to disburse the Reverse Stock Split in accordance with the foregoing.

         4. The Board of Directors of the Corporation may at any time prior to the effectiveness of the Amendment with the Pennsylvania Corporation Bureau, terminate the proposed Amendment and the Reverse Stock Split and all transactions contemplated by or incident thereto.

         5. Except as provided herein, the Corporation's Amended and Restated Articles of Incorporation shall remain in full force and effect.

                                   APPENDIX A

                                      PROXY
                                TODAY'S MAN, INC.
                 ANNUAL MEETING OF SHAREHOLDERS -- JULY 20, 2000
       SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TODAY'S MAN, INC.

The undersigned hereby constitutes and appoints Frank E. Johnson and Barry S. Pine, and each of them, as attorneys and proxies for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to appear at the Annual Meeting of Shareholders of Today's Man, Inc. (the "Company") to be held on the 20th day of July 2000, and at any postponement or adjournment thereof, and to vote all of the shares of the Company which the undersigned is entitled to vote, with all the powers and authority the undersigned would possess if personally present.

PROPOSAL 1. FOR / / the election of Eli Katz and Bruce Weitz as Class III directors of the Company to hold office for a term of four years and until their successors are duly elected and qualified.

To withhold authority to vote for all nominees as a director, please check this box. / /

To withhold authority to vote for an individual nominee, print that nominee's name on the space provided below.

--------------------------------------------------------------------------------

PROPOSAL 2. FOR   / /  AGAINST / /  ABSTAIN / /  the proposal to approve an
amendment to the Company's Amended and Restated Articles of Incorporation which would effect a reverse stock split in which one new share of Common Stock would be exchanged for every four shares of Common Stock currently issued and outstanding, all as more fully described in the Company's Proxy Statement.

PROPOSAL 3. To transact such other business as may properly come before the Annual Meeting.


                  (continued and to be signed on reverse side)

         THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS TO THE CONTRARY ARE INDICATED, THE PROXY AGENTS INTEND TO VOTE FOR THE ELECTION OF THE NOMINEE LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2.

         BOTH PROXY AGENTS PRESENT AND ACTING IN PERSON OR BY THEIR SUBSTITUTES (OR, IF ONLY ONE IS PRESENT AND ACTING, THEN THAT ONE) MAY EXERCISE ALL THE POWERS CONFERRED BY THIS PROXY. DISCRETIONARY AUTHORITY IS CONFERRED BY THIS PROXY AS TO CERTAIN MATTERS DESCRIBED IN THE COMPANY'S PROXY STATEMENT.

         The undersigned hereby acknowledges receipt of the Company's 1999 Annual Report to Shareholders, Notice of the Company's 2000 Annual Meeting of Shareholders and the Proxy Statement relating thereto.



                                    DATE: ______________________________ , 2000
                                             (Please date this Proxy)


                                          _____________________________________
                                                     Signature(s)

                                          Please sign your name exactly as it
                                          appears on this proxy indicating any
                                          official position or representative
                                          capacity. If shares are registered in
                                          more than one name, all owners must
                                          sign.



PLEASE DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.